Exhibit 7(1)

LIBERTY MEDIA CORPORATION

12300 Liberty Boulevard

Englewood, Colorado 80112

November 12, 2003

UnitedGlobalCom, Inc.

4643 South Ulster Street

Suite 1300

Denver, Colorado 80237

Ladies and Gentlemen:

                On October 6, 2003, UnitedGlobalCom, Inc., a Delaware corporation (“UGC”), published notice that it and one of its wholly-owned subsidiaries had commenced an offer to acquire all the outstanding shares of Common Stock, par value $0.01 per share (“UGCE Common Stock”), of UGC Europe, Inc., a Delaware corporation (“UGCE”), not already owned by UGC or its subsidiaries in exchange for shares of the Class A Common Stock, par value $0.01 per share (“UGC Class A Stock”), of UGC, on the specified terms and conditions.  On November 12, 2003, the board of directors of UGC resolved to amend such offer for the outstanding UGCE Common Stock to raise the exchange ratio in such offer to 10.3:1 and to make it a nonwaivable condition that UGC receive tenders of a sufficient number of shares of UGCE Common Stock so that, after consummation of the offer, UGC and its subsidiaries shall own at least 90% of the total number of shares of UGCE Common Stock, on a fully-diluted basis (as so amended, the “Exchange Offer”).   Following the Exchange Offer, if it is successful, a subsidiary of UGC and UGCE will effect a short-form merger (the “Merger”) pursuant to which any and all remaining stockholders of UGCE will receive the same number of shares of UGC Class A Stock received by holders of shares UGCE Common Stock tendering such shares in the Exchange Offer.

                Pursuant to Section 7B of the Standstill Agreement, dated January 30, 2002 (the “Standstill Agreement”), among UGC, Liberty Media Corporation, a Delaware corporation (“Liberty Media”), Liberty Global, Inc., a Delaware corporation (“Liberty Global”), and Liberty UCOMA, LLC, a Delaware limited liability company (“Liberty UCOMA”), Liberty Media, Liberty Global, Liberty UCOMA and BCI International Investments, LLC, a Delaware limited liability company controlled by Liberty (collectively, the “Liberty Parties”), are entitled to certain preemptive rights with respect to the issuance of UGC Class A Stock in the Exchange Offer and Merger.  The purpose of this letter is to set forth certain agreements among the parties hereto relating to such preemptive rights.  It is a condition to the board of directors’ authorization of the Exchange Offer that UGC obtain the agreement of the Liberty Parties to the amendments to and partial waivers of the terms of the Standstill Agreement contained herein.  Capitalized terms used, but not defined, herein shall have the respective meanings ascribed thereto in the Standstill Agreement, as amended hereby.

                1.             Partial Waiver of Preemptive Rights; Exercise of Rights; Purchase Price.  Conditioned upon compliance with the terms of this letter and conditioned upon the Exchange Offer being consummated on the terms described in the first paragraph hereof and otherwise as set forth in the public filings of UGC related to such Exchange Offer on the date hereof, the parties hereby agree as follows:

                (a)           The Liberty Parties hereby waive the delivery of an Issuance Notice prior to the issuance of shares of UGC Class A Stock upon consummation of the Exchange Offer and Merger.  In lieu of such Issuance Notice, UGC shall deliver the Modified Issuance Notice (as defined below) as specified in this letter.

                (b)           In connection with the Exchange Offer and Merger, the Liberty Parties may, but will not be required to, exercise their preemptive rights set forth in Section 7B of the Standstill Agreement to purchase at the per share Purchase Price (as defined below) up to an aggregate number of shares of UGC Class A Stock (the “Preemption Shares”) equal to the greater of (i) such number of shares of UGC Class A Stock sufficient to permit the Liberty Parties to hold a number of Liberty Party Equity Securities equal to 55% of the total number of shares of outstanding Common Stock immediately following such issuance of shares of UGC Class A Stock upon consummation of the Exchange Offer and Merger, assuming for purposes of calculating such percentage that the transactions contemplated by the Share Exchange Agreement, dated August 18, 2003, among Liberty Media and certain stockholders of UGC have been consummated and that all Rights, if any, constituting Class A Securities held by the Liberty Parties or to be issued, granted or sold in the Exchange Offer or Merger have been duly converted, exchanged or exercised in full (whether or not then convertible, exchangeable or exercisable) and (ii) the lesser of (x) such number of shares of UGC Class A Stock equal to the quotient of (1) the sum of the aggregate principal amount of the LBTW Loans (as defined below) plus all accrued but unpaid interest thereon to and including the date of the consummation of the preemptive purchase divided by (2) the per share Purchase Price of the UGC Class A Stock and (y) such number of shares of UGC Class A Stock sufficient to permit the Liberty Parties to hold a number of Liberty Party Equity Securities equal to 60% of the total number of shares of outstanding Common Stock immediately following such issuance of shares of UGC Class A Stock upon consummation of the Exchange Offer and Merger, assuming for purposes of calculating such percentage that the transactions contemplated by the Share Exchange Agreement, dated August 18, 2003, among Liberty Media and certain stockholders of UGC have been consummated and that all Rights, if any, constituting Class A Securities held by the Liberty Parties or to be issued, granted or sold in the Exchange Offer or Merger have been duly converted, exchanged or exercised in full (whether or not then convertible, exchangeable or exercisable).  The Liberty Parties hereby waive their preemptive right to acquire any shares of UGC Class A Stock in connection with the Exchange Offer and Merger in excess of the number of Preemption Shares determined in accordance with the preceding sentence.  For purposes of this letter, “LBTW Loans” means the following promissory notes executed by UGCH Finance, Inc., a Delaware corporation, as borrower, in favor of LBTW I, Inc., a Colorado corporation, as lender: (1) Note dated January 30, 2002, in the principal amount of $17,270,536.90, (2) Note dated January 31, 2002, in the principal amount of $2,082,000, (3) Note dated February 1, 2002, in the principal amount of $6,696,000, (4) Note dated February 4, 2002, in the principal amount of $34,759,200, (5) Note dated February 5, 2002, in the principal amount of $36,417,600, and (6) Note dated February 28, 2002, in the principal amount of $5,502,519.61.

                (c)           For purposes hereof, the term “Purchase Price” means the quotient of (i) the arithmetic average of the volume weighted average prices for a share of UGCE Common Stock on the principal United States securities exchange or The Nasdaq Stock Market on which UGCE Common Stock trades, as reported by Bloomberg, L.P., for each of the three consecutive full Trading Days ending on and including the last full Trading Day immediately prior to publication of notice of the acceptance of shares of UGCE Common Stock for exchange in the Exchange Offer divided by (ii) 10.3, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events after the date of this letter affecting the UGC Class A Stock or the UGCE Common Stock.   For purposes of this letter, “Trading Day” means, with respect to any security, a day on which the principal United States securities exchange on which such security is listed or admitted to trading, or The Nasdaq Stock Market if such security is not listed or admitted to trading on any such securities exchange, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day).  The aggregate Purchase Price for the Preemption Shares will be paid (x) first, by the surrender of all or the applicable portion of the LBTW Loans and (y) second, to the extent that the surrender of all of such LBTW Loans is insufficient to pay the aggregate Purchase Price for the full exercise of the Liberty Parties’ preemptive rights, as modified hereby, cash.  The value of the LBTW Loans so surrendered shall be equal to the sum of the aggregate principal amount of the LBTW Loans, or portion thereof, surrendered plus all accrued but unpaid interest thereon as of the date of the consummation of the preemptive purchase.

                (d)           Notwithstanding any of the notice provisions set forth in Section 7B of the Standstill Agreement, within two Trading Days following the publication of notice of the acceptance of shares of UGCE Common Stock for exchange in the Exchange Offer, UGC shall give notice to the Liberty Parties notifying them of such fact and specifying the number of shares of UGC Class A Stock to be issued in the Exchange Offer and Merger, the Purchase Price and a calculation of the number of shares of UGC Class A Stock Liberty is entitled to purchase pursuant to its preemptive rights under the Standstill Agreement as modified by this Paragraph 1 and of the Purchase Price (the “Modified Issuance Notice”).  Any Liberty Party may exercise its rights to purchase all or any of the Preemption Shares by giving written notice (a “Modified Preemption Notice”) to that effect to United within ten Trading Days following such date that the Liberty Parties receive the Modified Issuance Notice.  Failure to deliver a Preemption Notice within such period will constitute a waiver of the preemption rights granted by Section 7B of the Standstill Agreement, as partially waived and modified by this letter, as to the issuance of Class A Securities in the Exchange Offer. The closing of the purchase by the Liberty Parties of the Preemption Shares will be held at Liberty’s executive offices at, unless the Liberty Parties specify an earlier time in a notice given to United, 10:00 a.m. local time on the later of the date of the closing of the Merger or ten Trading Days following the date of the Modified Preemption Notice.

                2.             Amendment of Preemptive Rights.  In consideration of the Liberty Parties’ agreement to waive in part and amend their preemptive rights under Section 7B of the Standstill Agreement with respect to the Exchange Offer and Merger, UGC hereby agrees that, notwithstanding anything set forth in the Standstill Agreement, the Liberty Parties’ preemptive rights under Section 7B of the Standstill Agreement (and the related definitions in Section 1 of the Standstill Agreement) shall survive the termination of the Standstill Agreement, provided that from and after the date the Standstill Agreement otherwise terminates, Sections 1 and 7B of the Standstill Agreement will be  amended as follows:

                (a)           The following definition shall be added to Section 1 thereof:

“Trading Day. With respect to any security, means a day on which the principal United States securities exchange on which such security is listed or admitted to trading, or The Nasdaq Stock Market if such security is not listed or admitted to trading on any such securities exchange, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day).”

                (b)           Clause (a) of Section 7B shall be amended to read in its entirety as follows:

                “(i)          If United at any time issues, grants or sells any Class A Securities, the Liberty Parties shall have the right, subject to applicable legal requirements (which United will use its best commercially reasonable efforts to cause to be satisfied or waived), but not the obligation, to acquire from United a portion of such Class A Securities up to an amount sufficient to permit the Liberty Parties to hold a number of Liberty Party Equity Securities equal to the lesser of (x) 55% of the total outstanding Common Stock and (y) the percentage of the total outstanding Common Stock represented by the Liberty Parties’ Equity Securities immediately prior to the issuance of such Class A Securities, assuming for purposes of calculating such percentages that all Rights, if any, constituting Class A Securities held by the Liberty Parties or to be issued, granted or sold in such transaction have been duly converted, exchanged or exercised in full (whether or not then convertible, exchangeable or exercisable).

                (ii)           If United issues, grants or sells any Class A Securities, or desires to issue, grant or sell any Class A Securities, it will give written notice (an “Issuance Notice”) thereof to the Liberty Parties within the time periods noted below stating the number of Class A Securities issued, granted or sold, or proposed to be issued, granted or sold, as applicable; the date such Class A Securities were or are proposed to be issued, granted or sold; the total per share consideration received or proposed to be received by United upon issue, grant or sale of such Class A Securities; any other material terms of the transaction; and, if applicable, the arithmetic average of the volume weighted average prices for a share of Class A Stock on the principal United States securities exchange or The Nasdaq Stock Market (an “Exchange”) on which Class A Stock trades, as reported by Bloomberg, L.P., for each of the five consecutive full Trading Days immediately prior to the date of the first public announcement of the transaction, including the terms thereof, in which such Class A Securities are proposed to be issued, granted or sold and each of the five consecutive full Trading Days beginning on and including the date of such announcement (if such date is a Trading Day, otherwise beginning on and including the next following full Trading Day) (the “Applicable VWAP”).

                (iii)          The Issuance Notice shall be given by United (x) if the Class A Securities are issued, granted or sold in whole or in part for consideration other than cash at a time when the Class A Stock is listed or admitted for trading on an Exchange (“Publicly Traded”), two Business Days following such issue, grant or sale, (y) if the Class A Securities are issued, granted or sold for consideration consisting wholly of cash at a time when the Class A Stock is Publicly Traded, not less than five Trading Days prior to the date that such issuance, grant or sale is consummated and (z) if the Class A Securities are issued, granted or sold at a time when the Class A Stock is not Publicly Traded, no more than 60 days nor less than 20 days prior to the date such issuance, grant or sale is consummated.

                (iv)          Any Liberty Party may exercise its rights under this Section 7B by giving written notice (a “Preemption Notice”) to that effect to United within the time periods noted below, which notice shall specify the maximum number of Class A Securities that such Liberty Party elects to purchase.  To be effective, the Preemption Notice shall be given by a Liberty Party (x) if the Class A Securities are issued, granted or sold in whole or in part for consideration other than cash at a time when the Class A Stock is Publicly Traded, within five Business Days following such date that the Liberty Parties receive the applicable Issuance Notice, (y) if the Class A Securities are issued, granted or sold for consideration consisting wholly of cash at a time when the Class A Stock is Publicly Traded, at any time prior to the date that such issuance, grant or sale is consummated, provided that if the applicable Issuance Notice was received by the Liberty Parties less than five Trading Days prior to such issuance, grant or sale, then within five Trading Days following the date the Liberty Parties receive the applicable Issuance Notice, and (z) if the Class A Securities are issued, granted or sold at a time when the Class A Stock is not Publicly Traded, at any time prior to the date that such issuance, grant or sale is consummated, provided that if the applicable Issuance Notice was received by the Liberty Parties less than 20 days prior to such issuance, then within 20 days following such date that the Liberty Parties receive the applicable Issuance Notice.   Failure to deliver a Preemption Notice within the applicable period noted above will constitute a waiver of the rights granted by this Section 7B as to the particular issuance of Class A Securities specified in the Issuance Notice.”

                (c)           Clause (b) of Section 7B shall be amended (i) to replace clause (ii) thereof in its entirety and (ii) to add a new clause (iii), each as follows:

“(ii) in the case of a proposed issuance, grant or sale of Class A Securities consisting of Class A Stock in whole or in part for consideration other than cash, if the Class A Stock is Publicly Traded, the consideration per share will be the Applicable VWAP, and (iii) in all other cases, the consideration per share will be the amount of cash and the fair market value of the other consideration per share to be received by United.”

                3.             Intended Beneficiaries.  Each of the Liberty Parties is an intended beneficiary of this letter.

LIBERTY MEDIA CORPORATION
(on behalf of each of the Liberty Parties)

	By:	/s/ Elizabeth M. Markowski
	Name:	Elizabeth M. Markowski
	Title:	Senior Vice President

Accepted and agreed:

UNITEDGLOBALCOM, INC.

By:	/s/ Michael T. Fries
Name:	Michael T. Fries
Title:	President

cc:	UnitedGlobalCom, Inc., General Counsel
Holme Roberts & Owen LLP, W. Dean Salter